EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
DEBT RESOLVE, INC.
_______________________________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

DEBT RESOLVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

1. The name of the corporation is: Debt Resolve, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 21, 1997, under the name Lombardia Acquisition Corp.

2. That by unanimous written consent of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and that said amendment be proposed to the stockholders for consideration. The resolution setting forth the proposed amendment is as follows:

"RESOLVED, that Article IV of the Certificate of Incorporation of Debt Resolve, Inc. be amended to read in its entirety as follows:

ARTICLE IV

The total number of shares of capital stock which the Corporation has authority to issue is five hundred ten million (510,000,000) shares, of which (i) five hundred million (500,000,000) shares shall be designated Common Stock, having a par value of $0.001 per share, and (ii) ten million (10,000,000) shares shall be designated Preferred Stock, having a par value of $0.001 per share. The Board of Directors shall have authority to fix by resolutions the designations and powers, voting rights, preferences, conversion and other rights and the qualifications, limitations or restrictions of such Preferred Stock, including the number of shares of any series, to the full extent permitted by the Delaware General Corporation Law."

3. That thereafter, the amendment was approved by the holders of a majority of the Corporation's outstanding shares of Common Stock, entitled to vote thereon, by written consent. An information statement on Schedule 14C notifying the Corporation's stockholders of action taken by written consent was mailed to the Corporation's stockholders (of record on December 1, 2015) on December 4, 2015.

4. That said amendment of the Certificate of Incorporation of the Corporation effected by this Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.

1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stanley E. Freimuth, its Chief Executive Officer, this 22nd day of December 2015.

DEBT RESOLVE, INC.

By:	/s/ Stanley E. Freimuth
Name:	Stanley E. Freimuth
Title:	Chief Executive Officer